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                                   EXHIBIT 11
                        COMPUTATION OF PER SHARE EARNINGS

                                 Three Months Ended June 30,              Six Months Ended June 30,
                                   1998              1997                 1998                 1997
                                   -----             -----               -----                -----
                                                  (in thousands, except per share data)
BASIC

NET INCOME (LOSS)                 $  107            ($  569)            ($   36)            ($1,176)
/ WEIGHTED AVERAGE SHARES          1,391              1,391               1,391               1,391
-------------------------         ------            -------             -------             -------
BASIC EARNINGS (LOSS)
   PER SHARE                      $ 0.08            ($ 0.41)            ($ 0.03)            ($ 0.85)
=========================         ======            =======             =======             =======


DILUTED

NET INCOME (LOSS)                 $  107            ($  569)            ($   36)            ($1,176)
/ WEIGHTED AVERAGE SHARES          1,417              1,391               1,391               1,391
-------------------------         ------            -------             -------             -------
DILUTED EARNINGS (LOSS)
   PER SHARE                      $ 0.08            ($ 0.41)            ($ 0.03)            ($ 0.85)
=========================         ======            =======             =======             =======




Notes:
   - Weighted average shares outstanding have been adjusted to reflect the 10% stock dividends in 1998 and 1997.



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